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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


GT Bicycles California, Inc.
GT BMX Products, Inc.
Riteway Distributors, Inc.
Riteway Distributors Central, Inc.
Riteway Products East, Inc.
Riteway Products North Central, Inc.
Riteway Products Canada Limited
Riteway Products Japan K.K.
Riteway Products France S.A.R.L.
Caratti Sport Limited
Innovations in Composites, Inc.